EXHIBIT 99.4(a)

Individual Flexible Premium Deferred Variable Annuity Contract

                         [LETTERHEAD OF PACIFIC LIFE]


PACIFIC VALUE
________________________________________________________________________________

Individual Flexible Premium Deferred Variable Annuity Contract

 .   Investment Experience Reflected in Benefits

 .   Variable and Fixed Accumulation Before Annuity Date; Variable and Fixed
    Annuity Payments Thereafter

 .   Death Benefit Proceeds Payable Before Annuity Date

 .   Non-Participating

Please read your contract carefully. This is a legal contract between you, the Owner, and us, Pacific Life Insurance Company.

We agree to pay the benefits of this Contract according to its provisions.

The consideration for this Contract is the application for it, (copy or confirmation is attached) and our receipt of the Purchase Payment(s).

Contract Loan Amount is less than 100% of Contract Value.

Benefits and values under this Contract may be on a variable basis. Amounts directed into one or more of the Variable Investment Options will reflect the investment experience of those Investment Options. These amounts may increase or decrease, and are not guaranteed as to a dollar amount. The details of the variable provisions begin on page 12.

Right to Cancel - You may return this Contract within 10 days after you receive it. To do so, mail it to us at our Service Center or to the agent who sold it to you. This Contract will then be deemed void from the beginning. No withdrawal fee will be imposed, and we will refund your Contract Value, including any fees and/or charges for premium taxes and/or other taxes that were deducted from that Contract Value minus any Credit Enhancements made into the Contract.



             Signed at our Home Office, 700 Newport Center Drive,
                       Newport Beach, California 92660.

        INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

                               TABLE OF CONTENTS
         INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT


CONTRACT SPECIFICATIONS.........................................   3
DEFINITIONS.....................................................   4
GENERAL PROVISIONS..............................................   7
PURCHASE PAYMENTS...............................................   9
   Purchase Payment Allocation..................................   9
   Allocations During the Right to Cancel Period................   9
   Minimum Investment Option....................................   9
   Credit Enhancement...........................................   9
THE FIXED OPTION................................................  11
VARIABLE INVESTMENT OPTIONS.....................................  12
   Separate Account.............................................  12
   CONTRACT VALUE...............................................  13
   Fixed Option Value...........................................  13
   Variable Account Value.......................................  13
   Loan Account Value...........................................  14
CHARGES, FEES AND DEDUCTIONS....................................  15
   Administrative Fee...........................................  15
   Mortality and Expense Risk Charge............................  15
   Premium Taxes................................................  15
   Transfer Fee.................................................  15
   Withdrawal Fee...............................................  15
   Withdrawal Charge............................................  15
TRANSFERS.......................................................  17
WITHDRAWALS.....................................................  18
   Amount Available for Withdrawal..............................  18
TRANSFER AND WITHDRAWAL RESTRICTIONS............................  18
   Special Restrictions - Fixed Option..........................  18
CONTRACT LOANS..................................................  19
   Loan Procedures..............................................  19
   Loan Account.................................................  19
   Loan Terms...................................................  19
   Loan Interest Rate...........................................  19
   Repayment Terms..............................................  19
DEATH BENEFIT...................................................  21
   Death of Annuitant...........................................  21
   Death of Owner...............................................  21
   Death of Owner Distribution Rules............................  21
   Interest on Death Benefit Proceeds...........................  22
BENEFICIARY.....................................................  23
   Add or Changing Your Beneficiary.............................  23
ANNUITY BENEFITS................................................  24
   Choice of Annuity Date.......................................  24
   Application of Contract Value................................  24
   Your Selections..............................................  24
   Fixed and Variable Annuities.................................  24
   Annuity Options..............................................  25
   Default Annuity Date and Options.............................  25
   Amount of Payments...........................................  26
   Fixed Annuity Payments.......................................  26
   Variable Annuity Payments....................................  26
   Periodic Payments............................................  27
ANNUITY OPTION TABLES...........................................  28

                            CONTRACT SPECIFICATIONS

SERVICE CENTER:      SEND FORMS AND WRITTEN REQUESTS TO:   SEND PAYMENTS TO:
                     Pacific Life Insurance Company        Pacific Life Insurance Company
                     P.O. Box 7187                         P.O. Box 100060
                     Pasadena, California 91109-7187       Pasadena, California 91189-0060

Toll-free number: 1-800-722-2333 (between 6:00 a.m. and 5:00 p.m., Pacific time)

Please use our toll-free number to present inquiries or obtain information about your coverage and for us to provide assistance in resolving complaints.


Basic Contract - [LOBE]


Investment Options:
  Money Market                                   Equity
  High Yield Bond                                Bond and Income
  Managed Bond                                   Equity Index
  Government Securities                          International
  Aggressive Equity                              Emerging Markets
  Growth LT                                      Fixed Option
  Equity Income
  Multi-Strategy





Administrative Fee:                  0.15%
Mortality and Expense Risk Charge:   1.25%
Withdrawal Charge:    Age of Premium
                     in Contract Years        Charge Percent
                           1                        7%
                           2                        7%
                           3                        7%
                           4                        7%
                           5                        5%
                           6                        5%
                           7                        4%
                           8 and over               0%


Contract Number:           [PNUM]        Contract Date:     [ISSDT]
Owner(s):
     [O1NAM]
     [O2NAM]
Annuitant(s):                                               Age       Sex
     [A1NAM]                                                [A1AGE]   [A1SEX]
     [A2NAM]                                                [A2AGE]   [A2SEX]
Initial Purchase Payment:  [PAMT]    Annuity Start Date:    [ACD]

                                  DEFINITIONS

PL, WE, OUR and US - Pacific Life Insurance Company.

YOU and YOUR - The person or persons named as Owner(s) in the Contract Specifications. If there are Joint Owners, you and your means both Joint Owners.

ACCOUNT VALUE - The amount of your Contract Value allocated to any one of the Investment Options.

AGE - The Owner's or Annuitant's age, as applicable, at his or her last birthday.

ANNUITANT - The person you name on whose life annuity payments may be determined. An Annuitant's life may also be used to determine certain increases in death benefits, and to determine the Annuity Date. If you designate Joint Annuitants or a Contingent Annuitant, unless otherwise stated, "Annuitant" means the sole surviving Annuitant. Any named Annuitant, Joint Annuitant, or Contingent Annuitant must be under Age 81 as of your Contract Date. If your Contract is a Non-Qualified Contract, you cannot change the Annuitant or change or add a Joint Annuitant. If your Contract is a Qualified Contract, you may add a Joint Annuitant only on the Annuity Date.

ANNUITY DATE ("ANNUITY START DATE") - The date shown in the Contract Specifications, or the date you later elect, if any, for the start of annuity payments if the Annuitant is still living and the Contract is in force; or if earlier, the date that annuity payments actually begin.

ANNUITY OPTIONS - Income options available for a series of payments after your Annuity Date.

BENEFICIARY - The person you name who may receive any death benefit proceeds or any remaining annuity benefits in accordance with the provisions of this Contract.

BUSINESS DAY - Any day on which the value of an amount invested in a Subaccount is required to be determined by applicable law which currently includes each day that both the New York Stock Exchange is open for trading and our Annuities administrative offices are open. If any transaction or event under this Contract is scheduled to occur on a day that does not exist in a given calendar period, or on a day that is not a Business Day, such transaction or event will be deemed to occur on the next following Business Day, unless otherwise stated.

CODE - The Internal Revenue Code of 1986, as amended.

CONTINGENT ANNUITANT - The person, if any, you select to become the Annuitant if the Annuitant dies before your Annuity Date. You may add or change your Contingent Annuitant prior to the Annuity Date provided the Contingent Annuitant is not the sole surviving Annuitant. Any Contingent Annuitant you name must be under Age 81 as of your Contract Date or, if you add or change a Contingent Annuitant, as of the date of that addition or change.

CONTINGENT OWNER - The person, if any, you select to succeed to your rights as Owner of this Contract if all named Contract Owners die.

CONTRACT ANNIVERSARY - The same date, in each subsequent year, as your Contract Date.

CONTRACT DATE - The date we issue your Contract, as shown in the Contract Specifications. Contract Years, Contract Anniversaries, Contract Semiannual Periods, Contract Quarters and Contract Months are measured from this date.

CONTRACT DEBT - As of the end of any Business Day, the principal amount you have outstanding on any loan under this Contract, plus any accrued and unpaid interest.

CONTRACT VALUE - As of the end of any Business Day, your Variable Account Value, plus your Fixed Option Value, and any Loan Account Value. The Contract Value includes any Credit Enhancements applied to the Contract.

CREDIT ENHANCEMENT - An amount added to the Contract Value at the time a Purchase Payment is applied and on the first Contract Anniversary, if applicable. All Credit Enhancements will be counted as Earnings under this Contract.

FIXED OPTION - Amounts allocated under your Contract to the Fixed Option are held in our General Account and receive interest at rates declared periodically (the "Guaranteed Interest Rate"), but not less than an annual rate of 3%.

FIXED OPTION VALUE - The aggregate amount of your Contract Value allocated to the Fixed Option.

GENERAL ACCOUNT - Our General Account consists of all assets of PL, other than those assets allocated to Separate Account A or to any of our other separate accounts.

GUARANTEED INTEREST RATE - The interest rate guaranteed at the time of allocation (or rollover) for the Guarantee Term on amounts allocated to the Fixed Option. The Guaranteed Interest Rate is expressed as an annual rate, and interest is accrued daily. This rate will not be less than an annual rate of 3%.

GUARANTEE TERM - The period during which the amount you allocate to the Fixed Option earns a specified Guaranteed Interest Rate.

INVESTMENT OPTION - A Variable Account or Fixed Option offered under the
Contract.

LOAN ACCOUNT - The account in which the amount equal to the principal amount of a loan and any interest accrued is held to secure any Contract Debt.

LOAN ACCOUNT VALUE - The amount, including any interest accrued, held in the Loan Account to secure any Contract Debt.

NET CONTRACT VALUE - Your Contract Value less any Contract Debt.

NOTICE DATE - The day on which we receive, in a form satisfactory to us, proof of death and instructions satisfactory to us regarding payment of death benefit proceeds.

NON-NATURAL OWNER - A corporation or other entity that is not a (natural) person.

NON-QUALIFIED CONTRACT - A Contract other than a Qualified Contract.

OWNER - The person(s) who has (have) all rights under this Contract. If your Contract names two Owners, Owner means both Owners ("Joint Owners"). Any named Owner or Contingent Owner must be under Age 81 as of your Contract Date. If your Contract allows you to change or add Owners after the Contract is issued, any newly-named or added Owners, including Joint and/or Contingent Owners, must be under Age 81 at the time of such change or addition.

PRIMARY ANNUITANT - The individual that is named in your Contract, the events in the life of whom are of primary importance in affecting the timing or amount of the payout under the Contract.

PURCHASE PAYMENT ("PREMIUM PAYMENT") - An amount paid to us by or on behalf of an Owner as consideration for the benefits provided under this Contract.

QUALIFIED CONTRACT - A Contract that qualifies under the Code as an individual retirement annuity ("IRA") or a Contract purchased under a Qualified Plan that qualifies for special tax treatment under the Code.

QUALIFIED PLAN - A retirement plan that receives favorable tax treatment under
Section 401, 403, 408, 408A, or 457 of the Code.

SEC - Securities and Exchange Commission.

SEPARATE ACCOUNT OR SEPARATE ACCOUNT A - A separate account of PL registered as a unit investment trust under the Investment Company Act of 1940, as amended ("1940 Act").

SERVICE CENTER - PL's mailing address shown in the Contract Specifications. We will notify you of any change in our mailing address.

SUBACCOUNT - An investment division of the Separate Account. Each Subaccount, (a "Variable Investment Option" or "Variable Account") invests its assets in a separate series or class of shares of a designated investment company.

SUBACCOUNT ANNUITY UNIT ("ANNUITY UNITS") - Annuity Units are used to measure variation in variable annuity payments. The amount of each variable annuity payment (after the first payment) will vary with the value and number of your Annuity Units in each Subaccount.

SUBACCOUNT UNIT - Subaccount Units are used to measure your Variable Account Value in that Subaccount.

UNIT VALUE - The value of a Subaccount Unit ("Subaccount Unit Value") or Subaccount Annuity Unit ("Subaccount Annuity Unit Value"). The Unit Value of any Subaccount is subject to change on any Business Day. The fluctuations in value reflect investment results and daily deductions for the mortality and expense risk charge and administrative fee. Changes in Subaccount Annuity Unit Values also reflect an additional adjustment factor that corrects for an assumed investment return. The Unit Value of a Subaccount Unit and of a Subaccount Annuity Unit are determined each Business Day.

VARIABLE ACCOUNT ("VARIABLE INVESTMENT OPTION") - A Subaccount of the separate account or any separate account of PL which is available under your Contract in which assets of PL are segregated from assets in our General Account and from assets in our other separate accounts.

VARIABLE ACCOUNT VALUE - The aggregate amount of your Contract Value allocated to the Variable Accounts.

                               GENERAL PROVISIONS

REPORT TO OWNER(S) - At least once per year prior to the Annuity Date, we will send you a report that will show your Contract Value, any Purchase Payments received, loan repayments, transfers, withdrawals, applicable withdrawal charges and/or other charges and/or fees incurred since the last report, and any other information that may be required. After the Annuity Date, we will send you any information that may be required.

PAYMENTS, INSTRUCTIONS AND REQUESTS - Unless this Contract provides otherwise, all Purchase Payments, loan repayments, instructions and requests must be received in a form satisfactory to us at our Service Center at its mailing address. (See DEFINITIONS - SERVICE CENTER). Any subsequent Purchase Payments, loan repayments and requests for loans, transfers or withdrawals we receive in a form satisfactory to us on any Business Day usually will be processed the same Business Day unless the transaction or event is scheduled to occur on another day.

Generally, all other instructions and requests normally will be effective as of the end of the day next following the Business Day we receive them in a form satisfactory to us, unless the event is scheduled to occur on another day. We may require that you provide signature guarantees or other safeguards for any instruction, request or other document you may send to our Service Center. You acknowledge and agree that we will not be liable for any loss, liability, cost or expense of any kind or character for acting on instructions or requests submitted to us that we reasonably believe to be genuine.

ENTIRE CONTRACT - This document, the attached application or confirmation thereof, any subsequent applications to change this Contract or confirmation thereof, and any riders and endorsements, constitute the entire Contract, and supersede any and all prior agreements, whether oral or written, about the terms of this Contract and the application. All statements made in the application are representations and not warranties.

CONTRACT MODIFICATIONS - Modifications to this Contract or any waiver of our rights or requirements under this Contract can only be made if in writing by an authorized officer of PL. This Contract is intended to qualify as an annuity contract for federal income tax purposes. In addition, if this Contract is issued in connection with a Qualified Plan, this Contract is intended to qualify as part of such a tax-qualified retirement plan, arrangement or contract. To that end, the provisions of this Contract are to be interpreted and administered to ensure or maintain such tax qualification, notwithstanding any other provisions to the contrary. We reserve the right to amend this Contract and/or our administrative procedures without consent (except for the states of Michigan, Pennsylvania, South Carolina and Washington) to reflect any clarifications that may be needed or are appropriate to maintain its tax qualification or to conform this Contract to any applicable changes in the tax qualification requirements.

BASIS OF VALUES - A detailed statement showing how values are determined has been filed with the state insurance departments. All values and reserves are at least equal to those required by the laws of the state in which this Contract is delivered.

CLAIMS OF CREDITORS - Your Contract Value and other benefits under this Contract are exempt from the claims of creditors to the extent permitted by law.

REMOVAL OF BENEFICIARY OR CONTINGENT ANNUITANT - You may remove a Beneficiary (other than an irrevocable Beneficiary) or a Contingent Annuitant from this Contract by providing proper written instructions to our Service Center.

OWNERSHIP - This Contract belongs to the Owner. The Owner is entitled to exercise all rights available to the Owner under this Contract. If this Contract names two Owners, both Owners must join in any request to exercise these rights. The Owner may exercise these rights under this Contract without the consent of the Beneficiary (other than any irrevocable Beneficiary) or any other person, except as otherwise required by law.

Assignment - You may assign all rights and benefits under this Contract before the Annuity Date. We are not bound by any assignment until we have received at our Service Center written notice satisfactory to us and we record the assignment. We are not responsible for the validity of any assignment. If the Contract has been absolutely assigned, the assignee becomes the Owner. You should consult with your tax adviser to determine the tax consequences of an assignment before taking any action.

DELAY OF PAYMENTS - Generally, payments, transfers, or exchanges will be made within seven days from receipt of the payment and/or request in a form satisfactory to us. Payment of your withdrawal proceeds or transfers or exchanges to or from a Variable Account may be delayed after receipt of your withdrawal, transfer, or exchange request under certain circumstances. These include:

     . a closing of the New York Stock Exchange other than on a regular holiday or weekend;
     .  a trading restriction by the SEC; or
     .  an emergency declared by the SEC.

We may delay payments or transfers from our General Account (which would include payment of your withdrawal proceeds and transfers from the Fixed Option, loans, fixed annuity payments, and lump sum death benefit payments unless state law requires otherwise) for up to six months after the requested effective date of the transaction. Any amount delayed will, so long as it is held under the Fixed Option, continue to earn interest at the Guaranteed Interest Rate(s) then in effect until the applicable Guaranteed Term in effect has ended, and not less than 3% on an annual basis thereafter. If you make any Purchase Payment by check, other than a cashier's check, we may delay making payments to you until your check has cleared.

INCONTESTABILITY - We will not contest the validity of this Contract.

PROOF OF LIFE OR DEATH - Before we make a payment, we have the right to require proof of the life or death of any person on whose life or death determines whether, to whom, or how much we must pay any benefits under this Contract.


WITHHOLDING TAXES - We reserve the right to withhold from all payments made or deemed made under this Contract, any taxes required to be withheld by applicable federal or state law, unless the Owner or payee elects otherwise pursuant to applicable withholding rules.

MISSTATEMENT OF AGE OR SEX - We may require proof of the Annuitant's or Owner's Age before any payments associated with the Death Benefit provisions of this Contract are made. If the Age of the Annuitant is incorrectly stated in this Contract, we will base any payment associated with the Death Benefit provisions of this Contract on the Annuitant's or Owner's correct Age.

We may require proof of the Annuitant's Age and sex before starting annuity payments. If the Age or sex (or both) of the Annuitant are incorrectly stated in this Contract, we will correct the amount payable, based upon the Annuitant's correct Age or sex, if applicable. If we make the correction after annuity payments have started, and we have made overpayments, we will deduct the amount of the overpayment, with interest at 3% per year, from any payments due then or later. If we have made underpayments, we will add the amount, with interest at 3% per year, of the underpayments to the next payment we make after we receive proof of the correct Age and/or sex.

                               PURCHASE PAYMENTS

PURCHASE PAYMENTS - This Contract will not be in force until we receive at our Service Center the initial Purchase Payment. Your initial Purchase Payment is shown in the Contract Specifications.

You may make additional Purchase Payments at any time before the Annuity Date, while the Annuitant is living and this Contract is in force. Each additional Purchase Payment must be at least $250 for Non-Qualified Contracts and $50 for Qualified Contracts. We may limit the amount of any single Purchase Payment. You must obtain our consent before making a Purchase Payment that will bring your aggregate Purchase Payments over $1,000,000.

Purchase Payments are payable in U.S. dollars either at our Service Center or through our agent. Checks should be made payable to Pacific Life Insurance Company. If you make Purchase Payments by check other than a cashier's check, your withdrawal proceeds and any refund under your Right to Cancel may be delayed until your check has cleared. On request, a receipt for the Purchase Payment signed by an officer of PL will be provided after payment.

PURCHASE PAYMENT ALLOCATION - Prior to your Annuity Date, you may allocate all or part of your Purchase Payments to one or more of the Investment Options available to you. The Investment Options available to you on the Contract Date are shown on your Contract Specifications page.

You may change your allocation by sending us instructions in a form satisfactory to us. (see GENERAL PROVISIONS: PAYMENTS, INSTRUCTIONS AND REQUESTS). We will allocate any Purchase Payment according to your most recent allocation instructions. We may reject any instruction or Purchase Payment if your instructions are not clear and we cannot determine your allocation instructions.

ALLOCATIONS DURING THE RIGHT TO CANCEL PERIOD - We will allocate your initial Purchase Payment in accordance with your most recent allocation instructions. However, if we are required by state or federal law to refund all Purchase Payments according to the Right to Cancel provision, we will allocate the portion of your initial Purchase Payment designated for Variable Investment Options to the Money Market Subaccount, and the portion of your initial Purchase Payment designated for the Fixed Option to that respective Option. Any subsequent Purchase Payments that are received before the end of the Right to Cancel Period will be allocated in the same manner as the initial Purchase Payment. No later than fifteen (15) days after the Contract Date, we will transfer the Account Value in the Money Market Subaccount to your Variable Investment Options in accordance with your most recent allocation instructions.

MINIMUM INVESTMENT OPTION VALUE - We reserve the right to require that, as a result of any allocation to an Investment Option, any transfer, or any partial withdrawal, your remaining Account Value in any Investment Option must be at least $500. We also reserve the right to transfer any remaining Account Value that does not meet such minimum amount to your other Investment Options on a pro rata basis relative to your most recent allocation instructions for those Investment Options.

CREDIT ENHANCEMENT - We will add a Credit Enhancement to your Contract Value at the time each Purchase Payment is applied to this Contract. The amount of a Credit Enhancement is determined as a percentage of each Purchase Payment made to this Contract. The Credit Enhancement will be applied at the time the Purchase Payment is effective. The Credit Enhancement will be allocated among Investment Options in the same proportion as the applicable Purchase Payment.

The Credit Enhancement for each Purchase Payment will be based on the total Purchase Payments made into this Contract less the total withdrawals, including any withdrawal charges, from this Contract, as of the date of the Purchase Payment. The Credit Enhancement, as a percentage of the Purchase Payment is set out below.


     TOTAL PURCHASE PAYMENTS LESS TOTAL WITHDRAWALS              CREDIT ENHANCEMENT
     ----------------------------------------------              ------------------
     LESS THAN $100,000                                                 3.0%

     AT LEAST $100,000 BUT LESS THAN $2,500,000                         4.0%

     $2,500,000  OR MORE                                                5.0%

On the first Contract Anniversary, we will calculate the total Purchase Payments made into this Contract less the total withdrawals, including withdrawal charges, from this Contract during the first Contract Year. If that total amount is at least $100,000, all prior Purchase Payments that received a 3.0% Credit Enhancement on the date they were made will receive an additional 1.0%
Credit Enhancement on the first  Contract Anniversary.   We will apply this
additional 1.0% Credit Enhancement as a percentage of any Purchase Payment that received a 3.0% Credit Enhancement. We will not apply this 1.0% Credit Enhancement to those first year Purchase Payments that received a 4.0% or 5.0% Credit Enhancement at the time they were made. We will allocate the additional 1.0% Credit Enhancement among Investment Options according to the most recent allocation instructions as of the first Contract Anniversary.

                                THE FIXED OPTION

We credit interest at the Guaranteed Interest Rate during each Guarantee Term on the amount of Purchase Payments and/or Contract Value that you allocate or transfer to, or roll over into, the Fixed Option, as described below.

Account Values under the Fixed Option are held in our General Account. Subject to applicable law, we have sole discretion over the investment of our General Account assets.

We will credit your Contract with a Guaranteed Interest Rate for a Guarantee Term of up to one year on that portion of your Purchase Payment and/or Contract Value allocated to the Fixed Option, while the Annuitant is living and this Contract is in force, and prior to the Annuity Date. We will credit the Guaranteed Interest Rate in effect on the Business Day that the allocation and/or transfer is effective for an initial Guarantee Term that ends at the end of that Contract Year.

At the end of an initial Guarantee Term and each succeeding Guarantee Term, we will roll over your Fixed Option Value attributed to that Guarantee Term to a new Guarantee Term of one year, unless you instruct us otherwise. We will credit the Guaranteed Interest Rate in effect at the time of the roll over on the amount of the Fixed Option Value rolled over until the end of such Guarantee Term.

We will stop crediting interest on that portion of your Fixed Option Value you withdraw, transfer (including transfers to the Loan Account), or convert to an Annuity Option, including any:

     .  fees for withdrawals or transfers;
     .  withdrawal charges; and
     .  charges for premium taxes and/or other taxes.

We do so as of the end of the Business Day any such transaction is effective.

                          VARIABLE INVESTMENT OPTIONS

The Variable Investment Options consist of Subaccounts of the Separate Account. The available Subaccounts as of the Contract Date are shown in the Contract Specifications.

SEPARATE ACCOUNT - We established and maintain the Separate Account under the laws of California. Any income, gains or losses (whether or not realized) from the assets of each Variable Account are credited or charged against such Variable Account without regard to our other income, gains or losses. Assets may be put in our Separate Account to support this Contract and other variable annuity contracts. Assets may be put in our Separate Account for other purposes, but not to support contracts other than variable annuity contracts. The assets of our Separate Account are our property. The portion of the Separate Account assets equal to the reserves and other Contract liabilities with respect to each Variable Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of a separate account in excess of the reserves and other liabilities with respect to its Variable Accounts to another separate account or to our General Account. All obligations arising under the Contract are our general corporate obligations. We do not hold ourselves out to be trustees of the Separate Account assets.

We reserve the right, subject to compliance with the law then in effect, and after any required regulatory approval, to:

  .  cease offering any Subaccount;
  . add or change designated investment companies or their portfolios, or other investment vehicles;
  . add, delete or make substitutions for the securities and other assets that are held or purchased by the Separate Account or any Variable Account;
  . permit conversion or exchanges between portfolios and/or classes of contracts on the basis of Owners' requests;
  .  add, remove or combine Variable Accounts;
  . combine the assets of any Variable Account with any other Separate Account of PL or of any of its affiliates;
  . register or deregister Separate Account A or any Variable Account under the 1940 Act;
  . operate any Variable Account as a managed investment company under the 1940 Act, or any other form permitted by law;
  . run any Variable Account under the direction of a committee, board, or other group;
  . restrict or eliminate any voting rights of Owners with respect to any Variable Account or other persons who have voting rights as to any Variable Account;
  . make any changes required by the 1940 Act or other federal securities laws; . make any changes necessary to maintain the status of the Contracts as annuities under the Code;
  . make other changes required under federal or state law relating to annuities;
  . suspend or discontinue sale of the Contracts; and . comply with applicable law.

If any of these changes result in a material change in the underlying investments of a Variable Account, we will notify you of such change.

We will not change the investment policy of the Separate Account without following the filing and other procedures of the Insurance Commissioner in the State of California and the filing and other procedures established by insurance regulators of the state of delivery. Unless required by law or regulation, an investment policy may not be changed without our consent.

From time to time we may make other Investment Options available to you. Any new Investment Option may invest in portfolios of the designated investment company, other designated investment companies or their portfolios, or in other investment vehicles. New Investment Options will be made available to existing Owners at our discretion. We will provide you with written notice of all material details, including investment objectives and charges. We will comply with the filing or other procedures established by applicable state insurance regulators, to the extent required by applicable law.

                                 CONTRACT VALUE

Your Contract Value on any Business Day is the sum of:

     .  your Fixed Option Value on that day;
     .  plus your Variable Account Value on that day;
     .  plus your Loan Account Value on that day.

We generally determine values on each day that the New York Stock Exchange is open, provided our Annuities administrative offices are also open on that day.

FIXED OPTION VALUE - Your Fixed Option Value on any Business Day is your Fixed Option Value on the prior Business Day increased by any additions to your Fixed Option on that day as a result of any:

     .  interest;
     . Purchase Payments received by us and allocated to the Fixed Option; . transfers to the Fixed Option, including transfers from the Loan
        Account; and
     .  Credit Enhancements allocated to the Fixed Option.

decreased by any deductions from the Fixed Option on that day as a result of any:

     .  transfers, including transfers to the Loan Account;
     .  withdrawals, including any withdrawal charges;
     .  amounts converted to an Annuity Option;
     . charge for premium taxes and/or other taxes; and . fees for withdrawals and/or transfers.

VARIABLE ACCOUNT VALUE - Your Variable Account Value on any Business Day is the sum of your Subaccount Values on that day.

Subaccount Value - Each Subaccount Value on any Business Day is the number of Subaccount Units in that Subaccount that are credited to your Contract on that day multiplied by the Unit Value of the Subaccount on that day.

We credit your Contract with Subaccount Units for a Subaccount as a result of any portion of your Purchase Payments received by us and allocated to that Subaccount; any transfers of your Contract Value to that Subaccount, including transfers from the Loan Account; and any Credit Enhancements allocated to that Subaccount.

We debit your Contract with Subaccount Units for a Subaccount as a result of any deductions from the Subaccount, including those caused by any:

     .  transfers, including transfers to the Loan Account;
     .  withdrawals, including any withdrawal charges;
     .  amounts converted to an Annuity Option;
     . charge for premium taxes and/or other taxes; and . fees for withdrawals and/or transfers;

The number of Subaccount Units we debit or credit to your Contract in connection with a transaction is equal to the amount of the transaction applicable to that Subaccount divided by that Subaccount's Unit Value on that day. The number of your Subaccount Units in a Subaccount will change only if we debit or credit Subaccount Units for the transactions specified above. The number of Subaccount Units will not change because of subsequent changes in the Subaccount Unit Value.

Subaccount Unit Value - The initial Unit Value of each Subaccount was $10 on the Business Day the Subaccount began operations. At the end of each subsequent Business Day, the Unit Value for each Subaccount is equal to (Y) times (Z) where:

     (Y) is the Unit Value for that Subaccount as of the end of the prior Business Day; and

     (Z) is the Net Investment Factor for that Subaccount for the period (a "valuation period") between the prior Business Day and that Business Day.

Net Investment Factor - Each Subaccount's Net Investment Factor for any valuation period is equal to ( A / B ) - C where:

 (A) equals:

     (a) the net asset value per share of the corresponding portfolio shares held by the Subaccount as of the end of that valuation period;

     (b) plus the per share amount of any dividend or capital gain distributions made during that valuation period on the portfolio shares held by the Subaccount;

     (c) plus or minus any per share charge or credit for any income taxes, other taxes, or amounts set aside during that valuation period as a reserve for any income and/or any other taxes for which we determine to have resulted from the operations of the Subaccount or Contract, and/or any taxes attributable, directly or indirectly, to Purchase Payments;

 (B) is the net asset value per share of the portfolio shares held by the Subaccount as of the end of the prior valuation period; and

 (C) is a factor that we assess against the Subaccount's net assets held by each Subaccount for the mortality and expense risk charge and the administrative fee during that valuation period.

LOAN ACCOUNT VALUE - For those Qualified Contracts that permit loans, your Loan Account Value as of the end of any Business Day is your Loan Account Value on the prior Business Day, increased by any:

     .  interest; and
     .  Contract Value loaned on that day;

and decreased by any:

     . loan principal repaid on that day; and . earned interest transferred from the Loan Account on that day.

                          CHARGES, FEES AND DEDUCTIONS

ADMINISTRATIVE FEE - We charge an administrative fee against assets held in your Variable Investment Option(s). This fee is assessed daily at the annual rate which is shown in the Contract Specifications. This fee is guaranteed not to increase.

MORTALITY AND EXPENSE RISK CHARGE ("RISK CHARGE") - We impose a Risk Charge against assets held in your Variable Investment Option(s). This charge is assessed daily at the annual rate which is shown in the Contract Specifications. The Risk Charge compensates us for the risks we assume that mortality and expenses will vary from those we assumed. This charge is guaranteed not to increase.

PREMIUM TAXES - From your Contract Value, we will deduct a charge for any taxes we pay that are attributable to Purchase Payments or withdrawals. Such taxes may include, but are not limited to: any federal, state or local premium or retaliatory taxes; and any federal, state or local income, excise, business or any other type of tax (or component thereof), measured by or based upon, directly or indirectly, the amount of Purchase Payments we receive from you. We will normally deduct this charge when you annuitize, however, we may impose this charge: on any withdrawal; at the time any death benefit is paid; when the taxes are incurred; or when we pay the taxes. We may base this charge on: the Contract Value; the amount of the transaction; the aggregate amount of Purchase Payments we receive under your Contract; or any other amount that, in our sole discretion, we deem appropriate.

Other Taxes - We reserve the right to charge the Separate Account and/or deduct from your Contract Value a charge for any federal, state or local taxes we pay that are or become attributable to the Separate Account or Contract, including, but not limited to, income taxes attributable to our operation of the Separate Account or to our operations with respect to the Contract, or taxes attributable, directly or indirectly, to Purchase Payments or payments we make under this Contract.

TRANSFER FEE - We reserve the right to impose a transfer fee of $15 on each transfer made in excess of fifteen transfers in any Contract Year. For this purpose, we will treat each transfer request as a single transfer, regardless of the number of Investment Options from which or to which portions of Account Values are transferred. We will deduct any transfer fee we impose from the Investment Option(s) from which the transfer is made on a pro rata basis relative to the total amount transferred.

WITHDRAWAL FEE - We reserve the right to impose a withdrawal fee of $15 on each partial withdrawal made in excess of fifteen withdrawals in any Contract Year. We will deduct from your Contract Value, on a pro rata basis relative to your Account Value in each Investment Option immediately after the withdrawal, any such fee we impose on a partial withdrawal. For this purpose, we will treat each withdrawal request as a single withdrawal, regardless of the number of Investment Options from which portions of Account Values are withdrawn.

CONTINGENT DEFERRED SALES CHARGE ("WITHDRAWAL CHARGE") - Purchase Payments are subject to a withdrawal charge which is shown in the Contract Specifications. This charge may apply to amounts you withdraw under your Contract prior to your Annuity Date, depending on the length of time each Purchase Payment has been allocated to your Contract and on the amount you withdraw. We will not apply the withdrawal charge on:

     . death benefit proceeds, except as provided under the DEATH OF OWNER provisions for certain Non-Natural Owners;
     . Contract Values converted to a Life Only Annuity Option or to an Annuity Option with a certain payment period of 7 years or more after the first Contract Anniversary;
     . withdrawals by Owners to meet the minimum distribution rules for Qualified Contracts as they apply to amounts held under the Contract; or
     . withdrawals (full or partial), after the first Contract Anniversary, if the Annuitant has been diagnosed with a medically determinable condition that results in a life expectancy of twelve (12) months or less, subject to medical evidence satisfactory to us.

Amount of Withdrawal Charge - The amount of a withdrawal charge depends on how long your Purchase Payments are held under this Contract. Each Purchase Payment you make is considered to have a certain "age," depending on the length of time since that Purchase Payment was effective. A Purchase Payment is "age one" from the day it was effective until your next Contract Anniversary and increases in

"age" on that and each succeeding Contract Anniversary. When you withdraw an amount, the "age" of any Purchase Payment(s) you withdraw determines the level(s) of withdrawal charge as shown in the Contract Specifications. For the purposes of calculating the withdrawal charge, we assume that withdrawal amounts will be applied to Purchase Payments first and in the order the Purchase Payments were received. The withdrawal charge will be deducted proportionately from each Investment Option selected for withdrawal.

Withdrawal Enhancements - We reserve the right, in our sole discretion, to calculate your withdrawal charge on more favorable terms to you than as otherwise described in the preceding paragraph. These Withdrawal Enhancements may include an acceleration of the day on which the "age" of any Purchase Payment(s) is considered to occur or a waiver of some or all of the withdrawal charge in the event the Guaranteed Interest Rate is less than a specified rate. Although we retain the discretion to add a Withdrawal Enhancement, once it is added, it is binding on us and effective for any specified period we have designated. In the event of any Withdrawal Enhancement, we will notify the Owner within thirty (30) days of the effective date of the Withdrawal Enhancement.

Free Withdrawals - During a Contract Year, you may withdraw free of withdrawal charge amounts up to your "Eligible Purchase Payments". Eligible Purchase Payments include 10% of all Purchase Payments that have an "age" of less than eight years, plus 100% of all Purchase Payments that have an "age" of eight years or more. Once all Purchase Payments have been deemed withdrawn, any withdrawal will be deemed a withdrawal of your Earnings and will be free of the withdrawal charge. For those contracts issued to a Charitable Remainder Trust
(CRT), the amount available for withdrawal free of withdrawal charges during a Contract Year includes all Eligible Purchase Payments plus all Earnings even if all Purchase Payments have not been deemed withdrawn.

Earnings - For the purpose of calculating the withdrawal charge, as of the end of any Business Day, your Earnings equal your Contract Value less your aggregate Purchase Payments which are reduced by withdrawals of prior Purchase Payments.

                                   TRANSFERS

You may make transfers under this Contract subject to certain restrictions (see TRANSFER AND WITHDRAWAL RESTRICTIONS) and any applicable fees (see CHARGES, FEES AND DEDUCTIONS).

By providing a proper transfer request (see GENERAL PROVISIONS - PAYMENTS, INSTRUCTIONS AND REQUESTS), you may request transfer of part or all of your Contract Value, less Loan Account Value, in any Investment Option among other Investment Options while your Annuitant is living and prior to the Annuity Date.

If your transfer causes your remaining Account Value in any Investment Option immediately after such transfer to be less than $500, we reserve the right to transfer such remaining Account Value to your other Investment Options on a pro
rata basis relative to your most recent allocation instructions.   We reserve
the right to impose a transfer fee as described in the Transfer Fee provision.

Transfers between Investment Options will normally be effective as of the end of the Business Day on which we receive a proper transfer request. If your Contract was delivered in a state that requires a refund of premium, we may prohibit transfers up to 15 days after your Contract Date.

                                  WITHDRAWALS

You may, on or prior to your Annuity Date, withdraw all or a portion of the amount available under your Contract, while the Annuitant is living and your Contract is in force; however, no partial withdrawals are allowed within thirty
(30) days of your Contract Date. If you make a full withdrawal, we require return of your Contract or a signed Lost Contract Affidavit with your proper request. You may choose to withdraw from any specific Investment Option(s), or from all Investment Options proportionately. If you do not specify, we will make the withdrawal from your Investment Options on a pro rata basis relative to your Account Value in each. Each partial withdrawal must be for $500 or more. Withdrawals from the Fixed Option are subject to certain additional restrictions described below.

If your partial withdrawal causes your Net Contract Value to be less than $1,000 immediately after the withdrawal, we may terminate your Contract and send you the withdrawal proceeds. If your partial withdrawal causes your Account Value remaining in any Investment Option to be less than $500, we reserve the right to transfer such remaining Account Value to your other Investment Options on a pro rata basis relative to your most recent allocation instructions. Withdrawals will normally be effective as of the end of the Business Day on which we receive a proper withdrawal request.

AMOUNT AVAILABLE FOR WITHDRAWAL - The amount available for withdrawal is your Net Contract Value as of the end of the Business Day on which your withdrawal request is effective, less any:

     .  withdrawal fee;
     .  withdrawal charge; and
     .  charge for premium taxes and/or other taxes.

The amount we send to you (your "withdrawal proceeds") will also reflect any required or requested federal and/or state income tax withholding.

If you make a full withdrawal, this Contract will end; we will have no further obligations under this Contract.


                      TRANSFER AND WITHDRAWAL RESTRICTIONS

SPECIAL RESTRICTIONS ON WITHDRAWALS OR TRANSFERS FROM THE FIXED OPTION - After the first Contract Anniversary, you may, within thirty (30) days from your Contract Anniversary, withdraw or transfer up to one-third (33-1/3%) of your Fixed Option Value. In consecutive Contract Years, however, you may withdraw or transfer one-third of your Fixed Option Value at the beginning of the first year, one-half (50%) of your remaining Fixed Option Value at the beginning of the second year, and up to the entire amount (100%) of your remaining Fixed Option Value at the beginning of the third year.

                                 CONTRACT LOANS

If your Contract is issued under a Qualified Plan under Code Sections 401 or 403 and your Qualified Plan permits, you may request a loan of a portion of your Contract Value after your first Contract Year and before your Annuity Date.

LOAN PROCEDURES - Your loan request must be submitted on our Loan Request Form. You may submit a loan request at any time after your first Contract Anniversary and before your Annuity Date; however, before requesting a new loan, you must wait thirty (30) days after the last payment of a previous loan. If approved, your loan will usually be effective as of the end of the Business Day on which we receive all necessary documentation in a form satisfactory to us. We will normally forward proceeds of your loan to you within seven calendar days after the effective date of your loan.

LOAN ACCOUNT - On the effective date of your loan, we will transfer an amount equal to the principal amount of your loan into an account called the Loan Account. We will transfer amounts to the Loan Account on a pro rata basis from your Fixed and Variable Investment Options based on your Account Value in each. We will credit interest on amounts in the Loan Account at a rate equal to an annual rate that is two percentage points lower than the annual loan interest rate charged on your loan. Interest earned will accrue daily beginning on the day following the effective day of the loan. The interest credited will be transferred from the Loan Account to your Fixed and Variable Investment Options on a pro rata basis relative to your most recent allocation instructions.

LOAN TERMS - You may have only one loan outstanding at any time. The minimum loan amount is $1,000 and the maximum loan amount is the lesser of:

     .  50% of your Contract Value;
     . $50,000 less your highest outstanding Contract Debt during the 12-month period immediately preceding the effective date of your loan.

You should refer to the terms of your particular Qualified Plan for any additional loan restrictions. If you have other loans outstanding pursuant to other Qualified Plans, the amount you may borrow may be further restricted. We are not responsible for making any determinations (including loan amounts permitted) or any interpretations with respect to your Qualified Plan.

LOAN INTEREST RATE - You will be charged interest on your Contract Debt at an annual rate, set at the time the loan is made, equal to the higher of 5% or the Moody's Corporate Bond Yield Average-Monthly Corporates, as published by Moody's Investors Service, Inc., or its successor, for the most recent available month. In the event that the Moody's Corporate Bond Yield Average Monthly Corporates is no longer available, we will use a substantially similar average, subject to compliance with applicable state regulations. Interest charged will accrue daily beginning on the day your loan is effective. We will notify you of the loan interest rate when you make a Contract loan.

REPAYMENT TERMS - You must repay principal and interest of any loan within five years after its effective date. If you have certified to us that your loan proceeds will be used to acquire a principal residence for yourself, you may request a loan for up to thirty (30) years. In either case, you must repay your loan in full prior to the Annuity Date.

Your loan, including principal and accrued interest, must be repaid in quarterly installments that are substantially level. An installment will be due each quarter on the date corresponding to your loan effective date, beginning with
the first such date following the effective date of your loan.   You may,
however, repay your entire loan at any time. If you do so, we will bill you for any accrued interest. Your loan will be considered repaid only when the interest due has also been paid. Subject to any necessary approval of state insurance authorities, we will treat all payments you send us as Purchase Payments unless you specifically indicate that your payment is a loan repayment. To the extent allowed by law, any repayment in excess of the amount then due will be refunded to you, unless such amount is sufficient to pay the balance of your loan. Repayments received that are less than the amount then due will be returned to you, unless otherwise required by law.

If a loan repayment is not made when due, we will declare the entire remaining loan balance in default. At that time, we will send written notification of the amount needed to bring the loan back to the current status. You will have sixty
(60) days from the date on which the loan was declared in default (the "grace period") to make the required repayment.

If the required repayment is not received by the end of the grace period, the defaulted loan balance plus accrued interest will be repaid by a withdrawal from your Contract Value to the extent that such values are then eligible for distribution. In order for an amount to be eligible for distribution from a Qualified Plan you must meet one of six triggering events. They are: attainment of age 59 1/2, separation from service, death, disability, plan termination, and financial hardship. To the extent such values are not then eligible for distribution, the defaulted loan balance plus accrued interest will be considered a "Deemed Distribution" and that portion of any Contract Value needed to repay the Contract Debt will be withdrawn when such Contract Values become eligible for distribution. The withdrawal will be subject to the withdrawal charge.

If there is a "Deemed Distribution" under your Contract any future withdrawals will first be applied as repayment of the defaulted Contract Debt, including accrued interest and withdrawal charges and charges for applicable taxes, to the extent allowed by law. Any amounts withdrawn and applied as repayment of Contract Debt will be withdrawn first from your Loan Account and then from your Investment Options on a proportionate basis relative to the Account Value in each Investment Option. If you have an outstanding loan that is in default, the defaulted Contract Debt will be considered a withdrawal for the purpose of calculating any death benefit proceeds payable under this Contract.

The terms of any such loan are intended to qualify for the exception in Code
Section 72(p)(2) so that the distribution of the loan proceeds will not constitute a distribution that is taxable to you. To that end, these loan provisions will be interpreted to ensure and maintain such tax qualification, despite any other provisions to the contrary. We reserve the right to amend your Contract to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification or to conform any terms of our loan arrangement with you to any applicable changes in the tax qualification requirements. We will send you a copy of any such amendment. If you refuse such an amendment, it may result in adverse tax consequences to you.

Adverse tax consequences may result if you fail to meet the repayment requirements of your loan. A "Deemed Distribution" will be considered a currently taxable distribution, and may be subject to federal tax withholding and a federal early withdrawal penalty tax, regardless of when such unpaid amounts are repaid. The tax and other Qualified Plan rules relating to Contract loans are complex and in many cases unclear. For these reasons, and because the rules vary depending on the individual circumstances of each Contract, we advise that you consult with a qualified tax adviser before exercising the loan provisions of your Contract.

If your Contract is a Non-Qualified Contract, or if your Qualified Plan does not permit loans, loans under this Contract will not be available to you.

                                 DEATH BENEFIT

A death benefit may be payable on proof of the death of the Annuitant or any Owner before the Annuity Date, while this Contract is in force.

The proceeds of any death benefit payable will be payable upon receipt, in a form satisfactory to us, of proof of death and instruction regarding payment of death benefit proceeds. Such proceeds will equal the Death Benefit Amount reduced by any charges for premium taxes and/or other taxes and any Contract Debt. These proceeds will be payable in a lump sum, as an Annuity Option under this Contract or towards the purchase of any Annuity Option we then offer, or in accordance with the Code (see DEATH OF OWNER DISTRIBUTION RULES). Any such Annuity Option is subject to all restrictions and requirements as are other annuities offered under this Contract.

DEATH BENEFIT AMOUNT - The Death Benefit Amount as of any Business Day prior to your Annuity Date is equal to the greater of: (a) your Contract Value as of that day; or (b) your aggregate Purchase Payments reduced by an amount for each withdrawal that has occurred, which is calculated by multiplying the aggregate Purchase Payments received prior to each withdrawal by the ratio of the amount of the withdrawal, including any withdrawal charge, to your Contract Value immediately prior to the withdrawal.

DEATH OF ANNUITANT - If an Annuitant dies before the Annuity Date, the Death Benefit Amount will be equal to the Death Benefit Amount as of the Notice Date. Unless there is a surviving Joint or Contingent Annuitant, we will pay the death benefit proceeds to the Owner, if living; otherwise to the Beneficiary, if living; otherwise to the Owner's estate. If an Annuitant dies and there is a surviving Joint Annuitant, the surviving Joint Annuitant becomes the Annuitant. If there is no surviving Joint Annuitant and there is a Contingent Annuitant, the Contingent Annuitant becomes the Annuitant. Death benefit proceeds are payable only for the death of the sole surviving Annuitant prior to the Annuity Date. If you are the Annuitant and you die, we will determine the Death Benefit Amount and to whom it will be paid under the Death of Annuitant provisions; and, if your Contract is a Non-Qualified Contract, we will distribute any death benefit proceeds under the Death of Owner Distribution Rules.

DEATH OF OWNER - If you are not the Annuitant, and you die before the Annuitant, the Death Benefit Amount will be equal to your Contract Value as of the Notice Date.

If you die while the Annuitant is living and prior to the Annuity Date, we will pay the death benefit proceeds to the surviving Joint Owner, if any. If there is no surviving Joint Owner and there is a Contingent Owner, we will pay the death benefit proceeds to the surviving Contingent Owner, if any. If there is no surviving Contingent Owner, the death benefit proceeds will be paid to the Beneficiary, if living; otherwise to the Owner's estate. If you are not also the Annuitant, then, in the event the deaths of the Owner and Annuitant are under circumstances where it cannot be determined who died first, the Death Benefit will be calculated under the DEATH OF ANNUITANT provision of this Contract and payment will be made in accordance with the DEATH OF OWNER provisions of this Contract.

If you are a Non-Natural Owner of a Contract other than a Contract issued under a Qualified Plan as defined in Sections 401 or 403 of the Code, the Primary Annuitant will be treated as the Owner of the Contract for purposes of the DEATH OF OWNER DISTRIBUTION RULES. If there is a change in the Primary Annuitant prior to the Annuity Date, such change will be treated as the death of the Owner. The Death Benefit Amount will be (a) the Contract Value if the Non-Natural Owner elects to maintain the Contract and reinvest the Contract Value into the Contract in the same amount as immediately prior to the distribution, or (b) the Contract Value less any withdrawal fee, withdrawal charge, charge for premium taxes and/or other taxes if the Non-Natural Owner elects a cash distribution. The Death Benefit will be determined as of the Business Day we receive, in a form satisfactory to us, the request to change the Primary Annuitant and instructions regarding continuance of the Contract or cash distribution.


DEATH OF OWNER DISTRIBUTION RULES - The following rules will determine when a distribution must be made under this Contract. These rules do not affect our determination of the amount of death benefit proceeds payable or distribution proceeds. If there is more than one Owner, these rules apply on the date on which the first of these Joint Owners dies.


If the Owner dies before the Annuity Date, the Beneficiary (as that term applies with respect to an Owner's death) must receive:

     .  a lump sum payment; or
     . elect to receive an annuity for life or over a period that does not exceed the life expectancy of the Beneficiary, with annuity payments that start within one year after the Owner's death.

Unless otherwise required by law, an election to receive an annuity (in lieu of a lump sum payment) must be made within such time-frames as we may prescribe from time to time, or the lump sum option will be deemed elected. We will consider that deemed election as our receipt of instruction regarding payment of death benefit proceeds.

If the spouse of the deceased Owner is the sole surviving Beneficiary, or is the sole surviving Joint or Contingent Owner, and has an unrestricted right to receive all death benefit proceeds in one lump sum, the spouse may continue this Contract as Owner rather than receive the death benefit proceeds, provided that we receive instructions to continue the Contract within such time-frames as we may prescribe from time to time.

If the Owner dies on or after the Annuity Date, but payments have not yet been completed, then distributions of the remaining amounts payable under this Contract must be made at least as rapidly as the rate that was being used at the date of the Owner's death.

If the Owner is a Non-Natural Owner, the rules set forth in these DEATH OF OWNER DISTRIBUTION RULES apply in the event of the death or change of the Primary Annuitant.

This Contract incorporates all applicable provisions of Code Section 72(s) and any successor provision, as deemed necessary by us to qualify this Contract as an annuity contract for federal income tax purposes, including the requirement that, if the Owner dies before the Annuity Date, any death benefit proceeds under this Contract shall be distributed within five years of the Owner's death (or such other period that we offer and that is permitted under the Code or such shorter period as we may require).

These DEATH OF OWNER DISTRIBUTION RULES do not apply to Qualified Contracts issued under Qualified Plans as defined in Sections 401, 403, 408, or 408A of the Code or to an annuity that is a qualified funding asset as defined in Code
Section 130(d) (but without regard to whether there is a qualified assignment).

INTEREST ON DEATH BENEFIT PROCEEDS - If payment of death benefit proceeds is unduly delayed after the Notice Date, we will pay interest on the proceeds. Interest will be paid at a rate of not less than 3% per year from the Notice Date until the proceeds are paid or applied under an Annuity Option. If the law in the state in which the Contract is delivered requires payment of a greater amount, we will pay that amount.

                                  BENEFICIARY

Your Beneficiary is the person you name who may receive any death benefit proceeds, or any remaining annuity payments after the Annuity Date, under your Contract if the Annuitant or Owner dies. If you leave no surviving Beneficiary, your estate may receive the death benefit proceeds under your Contract.

If the Beneficiary is a trustee, we will neither be responsible for verifying a trustee's right to receive any death benefit proceeds payable, nor for how the trustee disposes of any death benefit proceeds. If before payment of any death benefit proceeds, we receive proper notice that the trust has been revoked or is not in effect, then any death benefit proceeds payable will be paid to the Owner's estate.

ADDING OR CHANGING YOUR BENEFICIARY - You may add, change, or remove any Beneficiary, other than an irrevocable Beneficiary, subject to the terms of any assignment, at any time prior to the death of the Annuitant or Owner, by sending us a request in a form satisfactory to us. However, if you have named an irrevocable Beneficiary, you may not add any new Beneficiary, or remove or change the irrevocable Beneficiary, without obtaining his or her written consent in a form acceptable to us. You may remove any non-irrevocable Beneficiary without obtaining the consent of the irrevocable Beneficiary. Qualified Contracts may have additional restrictions on naming and changing Beneficiaries. Any change or addition will take effect only when we receive all necessary documents and record the change or addition.

                                ANNUITY BENEFITS

CHOICE OF ANNUITY DATE - Your Annuity Date is shown in the Contract Specifications. If you did not select an Annuity Date in your application for this Contract, we assigned an Annuity Date based on the type of this Contract and the Annuitant's Age (see DEFAULT ANNUITY DATE AND OPTIONS).

You may change your Annuity Date by providing proper notice to us at least ten
(10) Business Days prior to your current Annuity Date or new Annuity Date, whichever is earlier. Your Annuity Date may not be earlier than your first Contract Anniversary and must occur on or before the day the younger Annuitant reaches his or her 95th birthday, or earlier as required by state law or the Code. You may be subject to additional restrictions under your Qualified Plan. You should consult with your Qualified Plan administrator before you elect your Annuity Date.

APPLICATION OF CONTRACT VALUE - Prior to the Annuity Date, you may elect to convert all or part of your Net Contract Value, less any charge for premium taxes and/or other taxes, to any currently offered Annuity Option. You may also elect a full withdrawal (subject to the terms of the withdrawal provisions) in lieu of annuity payments under an Annuity Option. Before we make any full withdrawal, we require return of this Contract (or a signed Lost Contract Affidavit) to us. The aggregate net amount you convert must be at least $10,000; otherwise, we reserve the right to pay a single amount equal to your withdrawal proceeds (see AMOUNT AVAILABLE FOR WITHDRAWALS).

If you convert only a portion of your Net Contract Value on your Annuity Date, you may, at that time, elect not to have the remainder of your Net Contract Value distributed, but instead to continue your Contract with that remaining Contract Value. This option may or may not be available, or may be available only for certain types of Contracts. If this option is available and you elect it, you would choose a second Annuity Date for such Contract Value; all references in this Contract to your Annuity Start Date (or Annuity Date) would, with regard to such Contract Value, be deemed to refer to that second Annuity Date. You should call your tax adviser for more information if you desire this option.

YOUR SELECTIONS - Prior to the Annuity Date, you may make three selections about the annuity payments. First, you may choose whether you want those payments to be a fixed-dollar amount or a variable-dollar amount, or both. Second, you may choose the form of annuity payments (Annuity Option). Third, you may choose to have annuity payments made monthly, quarterly, semiannually, or annually.

The first annuity payment on the Annuity Date will be sent on the day following the Annuity Date and must be at least $250. We may reduce your payment frequency if the first annuity payment is less than $250. If you elect annuity payments for a Period Certain Only (see ANNUITY OPTIONS), we also reserve the right to reduce the Period Certain to meet the $250 minimum first payment. After the Annuity Date, you may not change the Annuity Option, or surrender the Contract for payment of amounts converted into a variable annuity and/or fixed annuity.

FIXED AND VARIABLE ANNUITIES - You may choose a fixed annuity (with fixed-dollar payments), a variable annuity (with variable-dollar payments), or you may choose a combination of both. If you select a variable annuity, you may choose any Subaccounts for your annuity. If you select a variable annuity, on your Annuity Date, we will convert that portion of your Net Contract Value as it is currently allocated among the Subaccount(s). We will apply the net amount you convert to a fixed annuity and/or a variable annuity (and in this instance, to each Subaccount), based on your relative Account Value in each Investment Option on the Annuity Date. Any net amount you convert to a fixed annuity will be held in our General Account (but not under the Fixed Option).

Each periodic payment under the fixed annuity will be equal to the amount of your first fixed annuity payment (unless you elect a joint and survivor life annuity with reduced survivor payments). The amount of each variable annuity periodic payment will vary with the investment results of the Subaccount(s) you select. After the Annuity Date, you may exchange the Annuity Units in any Subaccount(s) for Annuity Units in any other Subaccount(s) up to four times in any twelve month period. We reserve the right to limit the Subaccounts available, to change the number and frequency of exchanges, and to change the number of Subaccounts you may choose.

In choosing an Annuity Option, you must submit your Option request to us in a form satisfactory to us.

ANNUITY OPTIONS - The following forms of annuity payments are available under this Contract. Additional options may become available in the future:

Option 1:  Life Only. Periodic payments are made to the designated payee during the Annuitant's lifetime.  Payments stop when the Annuitant dies.

Option 2:  Life with Period Certain. Periodic payments are made to the designated payee during the Annuitant's lifetime, with payments guaranteed for a specified period. You may choose to have payments guaranteed from 7 through 30 years (in full years only). If the Annuitant dies before the guaranteed payments are completed, we pay the Owner the remainder of the guaranteed payments, if living; if not to the Beneficiary, if living; if not to the Owner's estate.

Option 3:  Joint and Survivor Life. Periodic payments are made during the lifetime of the Primary Annuitant. After the death of the Primary Annuitant, periodic payments are based on the life of the secondary Annuitant named in the election if and so long as such secondary Annuitant lives. Payments made based on the life of the secondary Annuitant may be in installments equal to 50%, 66-2/3% or 100% (as specified in the election) of the original payment amount payable during the lifetime of the Primary Annuitant. If you elect a reduced payment based on the life of the secondary Annuitant, fixed annuity payments will be equal to 50% or 66-2/3% of the original fixed payment payable during the lifetime of the Primary Annuitant; variable annuity payments will be determined using 50% or 66-2/3%, as applicable, of the number of Annuity Units for each Subaccount credited to the Contract. Payments stop when both Annuitants have died.

Option 4:  Period Certain Only. Periodic payments are made over a specified period. You may choose to have payments continue from 7 through 30 years (in full years only). If the Annuitant dies before the guaranteed payments are completed, we pay to the Owner the remainder of the guaranteed payments, if living; if not to the Beneficiary, if living; if not to the Owner's estate.

DEFAULT ANNUITY DATE AND OPTIONS - If you did not choose an Annuity Date when you submitted your application for this Contract, your Annuity Date is the Annuitant's 95th birthday. If there are Joint Annuitants, the Annuity Date will be based on the younger Annuitant's birthday, unless otherwise required by law.

If you do not elect an Annuity Option, your Net Contract Value, and any charge for premium taxes and/or other taxes, when converted, will, subject to our minimum requirements, be converted as follows:

     . the net amount from your Fixed Option Value will be converted to a fixed annuity and held in our General Account, and

     . the net amount from your Variable Account Value will be applied to a variable annuity and applied to the Subaccounts in proportion to your Account Value in each Subaccount on the Annuity Date.

If this is a Non-Qualified Contract, or a Qualified Contract and you are not married, your Annuity Option will be Life with 10 Year Period Certain. If this is a Qualified Contract and you are married, your Annuity Option will be Joint and Survivor Life, with survivor payments of 50%, and your spouse will automatically be named as the secondary Annuitant. If you do not elect your frequency of payments, we will make payments based on our most frequent schedule that results in an initial annuity payment of at least $250.

AMOUNT OF PAYMENTS - The first annuity payment amount depends on the form of annuity, the payment frequency you select, and whether you select a fixed annuity and/or a variable annuity. If you do not choose the Period Certain Only Option, the amount will depend on the Age of the Annuitant(s), the Annuity Date, and the sex of the Annuitant(s), unless unisex factors apply.

FIXED ANNUITY PAYMENTS - The minimum guaranteed income purchased per $1,000 of the net amount applied to a fixed annuity is based on an annual interest rate of 3% and the 1983a Mortality Table with the ages set back ten (10) years.

CONVERSION TO CURRENT RATES - The annuity payments made will be based on the greater of:

     . our current income factors in effect for this Contract on your Annuity Date; or
     .  our guaranteed income factors.

The dollar amount of any payments after the first annuity payment is specified during the annuity payment period according to the provisions of your elected Annuity Option.

VARIABLE ANNUITY PAYMENTS - Your Subaccount Annuity Units. For each Subaccount, we divide the amount of the initial variable annuity payment from each Subaccount by the Annuity Unit Value for that Subaccount (the "Annuity Unit Value") on the Annuity Date, to obtain the number of Annuity Units for that Subaccount. The number of your Annuity Units in each Subaccount will not change unless exchanges of Annuity Units are made (or if the Joint and Survivor Annuity Option is elected and the Primary Annuitant dies first), but the Annuity Unit Value of those Annuity Units will vary.

Your Subsequent Variable Payments. The amount of each subsequent variable annuity payment will be the sum of the amounts payable based on your Annuity Units in each Subaccount. To determine the amount payable for each Subaccount, we multiply the number of your Annuity Units in that Subaccount by their Annuity Unit Value on the day in each payment period that corresponds to the Annuity Date.

Annuity Unit Value - The initial Annuity Unit Value for each Subaccount was arbitrarily set at $10 on the Business Day the Subaccount began operations. At the end of each subsequent Business Day, the Annuity Unit Value for each Subaccount is equal to (A x B) x C where:

     (A) is the Subaccount's Annuity Unit Value for that Subaccount as of the end of the prior Business Day;

     (B) is the Net Investment Factor for that Subaccount for that valuation period; and

     (C) is an interest factor to offset the effect of the assumed investment return which is built into the Annuity Option Tables.

We generally calculate the Annuity Unit Value of each Subaccount on each day the New York Stock Exchange is open, provided our Annuities administrative offices are also open that day.

We guarantee that the amount of each subsequent annuity payment will not be affected by variations in our expenses or in mortality experience.

Periodic Payments - The first payment under these Options will be determined on the Annuity Date and will be made on the day following the Annuity Date. For a Beneficiary entitled to a death benefit due to the death of the Annuitant, the first payment will be made on the first day of the calendar month, or earlier at our option, next following the day we receive due proof of the Annuitant's death and instructions regarding payment, (called the "Payment Start Date"), and such other documentation as we may require. Subsequent payments will be determined on the day in each payment period that corresponds to the Payment Start Date and will be made on the following day.

                             ANNUITY OPTION TABLES

For the fixed Annuity Option and the initial variable annuity benefit, the Tables below illustrate the minimum guaranteed monthly income purchased per $1,000 of the net amount applied. The actuarial basis for the fixed Annuity Option Tables is the 1983a Annuity Mortality Table with the ages set back ten
(10) years with interest at an annual rate of 3%. The Tables also illustrate the minimum rates for the first monthly variable annuity payment per $1,000 of the net amount applied to the variable annuity payment option. The rates for variable annuity payments are based on an assumed investment return of 5% per year and the 1983a Annuity Mortality Table with the ages set back ten (10) years. Subsequent payments may be higher or lower than the first payment, based on the investment performance of the Subaccount(s) you elect and whether you exchange Subaccount Annuity Units.

These Tables provide for sex-distinct and unisex payment income factors for life payment options. For some Qualified Plans and in some states, the use of sex-distinct income factors are prohibited. For those Qualified Plans and in those states, we use blended unisex income factors for life payment options, whether the Annuitant is male or female.

We will provide rates for any payment frequency, interest rate, Age or sex, combinations thereof, and/or payout percentage or any Annuity Option, if applicable, that we offer if they are not shown in the Tables that follow.

     OPTIONS 1 AND 2 - SINGLE LIFE ANNUITIES WITH GUARANTEED PAYMENTS FOR:



                                      FIXED ANNUITY RATES
-----------------------------------------------------------------------------------------
                    MALE AT 3%               FEMALE AT 3%              UNISEX AT 3%
              -----------------------   -----------------------   -----------------------
    Age       NONE    10 YR.   20 YR.   NONE    10 YR.   20 YR.   NONE    10 YR.   20 YR.
    ---       -----   ------   ------   -----   ------   ------   -----   ------   ------
    30         3.04     3.03     3.03    2.93     2.93     2.93    2.99     2.98     2.98
    35         3.14     3.14     3.13    3.02     3.02     3.01    3.08     3.08     3.07
    40         3.28     3.27     3.26    3.13     3.12     3.12    3.20     3.20     3.19
    45         3.44     3.44     3.41    3.26     3.26     3.24    3.35     3.35     3.33
    50         3.66     3.64     3.60    3.42     3.42     3.40    3.54     3.54     3.50
    55         3.93     3.90     3.82    3.63     3.63     3.59    3.78     3.77     3.71
    60         4.27     4.22     4.08    3.90     3.89     3.82    4.09     4.06     3.96
    65         4.70     4.62     4.39    4.25     4.22     4.11    4.48     4.43     4.25
    70         5.28     5.14     4.71    4.72     4.66     4.44    5.00     4.90     4.58
    75         6.10     5.81     5.02    5.35     5.22     4.79    5.73     5.52     4.92
    80         7.23     6.61     5.27    6.25     5.96     5.12    6.74     6.30     5.20
    85         8.82     7.49     5.42    7.56     6.89     5.35    8.18     7.20     5.39
    90        11.06     8.33     5.49    9.53     7.89     5.47   10.28     8.12     5.48
    95        14.16     8.97     5.51   12.48     8.74     5.50   13.30     8.86     5.51


                                        VARIABLE ANNUITY RATES


                              MALE AT 5%                FEMALE AT 5%               UNISEX AT 5%
                        --------------------        ---------------------       ---------------------
                        None   10 YR. 20 YR.        NONE   10 YR.  20 YR.       NONE    10 YR. 20 YR.
                        ----   -----  ------        ----   ------  ------       ----    -----  ------
             30         4.38    4.37   4.36         4.29    4.29    4.29        4.34    4.33    4.33
             35         4.46    4.46   4.44         4.36    4.35    4.35        4.41    4.41    4.40
             40         4.57    4.56   4.54         4.44    4.44    4.42        4.51    4.50    4.49
             45         4.71    4.70   4.67         4.55    4.54    4.52        4.63    4.62    4.60
             50         4.91    4.89   4.82         4.69    4.68    4.65        4.80    4.78    4.74
             55         5.16    5.12   5.02         4.87    4.86    4.81        5.02    4.99    4.92
             60         5.48    5.41   5.24         5.12    5.09    5.01        5.30    5.26    5.13
             65         5.89    5.79   5.51         5.44    5.40    5.26        5.67    5.60    5.39
             70         6.46    6.28   5.80         5.89    5.80    5.55        6.18    6.05    5.68
             75         7.27    6.91   6.08         6.51    6.34    5.87        6.89    6.64    5.98
             80         8.41    7.68   6.29         7.39    7.05    6.16        7.90    7.38    6.23
             85        10.02    8.52   6.43         8.72    7.93    6.37        9.36    8.24    6.40
             90        12.29    9.30   6.49        10.71    8.88    6.47       11.49    9.10    6.48
             95        15.42    9.90   6.51        13.70    9.68    6.50       14.55    9.80    6.51

                     OPTION 3 - JOINT AND 50% SURVIVOR LIFE

                               PRIMARY  ANNUITANT
                                    MALE AGE


                         60                 65                    70                   75                  80

                   3%        5%        3%         5%         3%        5%        3%         5%        3%         5%
                 Fixed    VARIABLE    FIXED    VARIABLE    FIXED    VARIABLE    FIXED    VARIABLE    FIXED    VARIABLE
                 -----    --------    -----    --------    -----    --------    -----    --------    -----    --------
            60    3.91        5.12     4.13        5.34     4.39        5.60     4.69        5.92     5.02        6.30
 FEMALE     65    3.99        5.19     4.25        5.43     4.54        5.73     4.88        6.09     5.26        6.51
   Age      70    4.06        5.25     4.36        5.53     4.70        5.87     5.10        6.27     5.55        6.75
            75    4.12        5.31     4.46        5.62     4.85        6.00     5.32        6.47     5.86        7.03
            80    4.17        5.36     4.54        5.70     4.98        6.13     5.54        6.67     6.18        7.33
            85    4.21        5.40     4.60        5.77     5.09        6.24     5.72        6.86     6.49        7.63



                           85

                     3%          5%
                    FIXED    VARIABLE
                    -----    --------
                     5.38        6.73
 FEMALE              5.67        6.98
   Age               6.03        7.29
                     6.45        7.66
                     6.91        8.08
                     7.40        8.54





                               PRIMARY  ANNUITANT
                                   UNISEX AGE

                        60                   65                  70                   75                   80

                  3%         5%        3%         5%        3%         5%        3%         5%        3%         5%
                 Fixed    VARIABLE    FIXED    VARIABLE    FIXED    VARIABLE    FIXED    VARIABLE    FIXED    VARIABLE
                 -----    --------    -----    --------    -----    --------    -----    --------    -----    --------
            60    3.84        5.05     4.07        5.27     4.34        5.54     4.65        5.86     5.00        6.24
 UNISEX     65    3.90        5.10     4.17        5.35     4.47        5.65     4.83        6.01     5.23        6.44
   Age      70    3.96        5.15     4.25        5.43     4.60        5.76     5.02        6.17     5.49        6.66
            75    4.00        5.19     4.32        5.49     4.72        5.87     5.20        6.34     5.76        6.91
            80    4.03        5.23     4.38        5.55     4.81        5.96     5.36        6.49     6.02        7.15
            85    4.05        5.25     4.42        5.59     4.88        6.04     5.49        6.62     6.25        7.38

                             85

                        3%          5%
                       FIXED    VARIABLE
                       -----    --------
                        5.39        6.69
 UNISEX                 5.68        6.94
   Age                  6.03        7.24
                        6.41        7.58
                        6.81        7.96
                        7.20        8.33


                                                  OPTION 4 - PERIOD CERTAIN ONLY

                  MONTHLY                      MONTHLY                      MONTHLY                      MONTHLY
                  INCOME                       INCOME                       INCOME                       INCOME

              3%         5%                3%         5%                3%         5%                3%         5%
  Years      Fixed    Variable    YEARS   FIXED    VARIABLE    YEARS   FIXED    VARIABLE    YEARS   FIXED    VARIABLE
------------------------------    -------------------------    -------------------------    -------------------------
   7         13.16       14.02     12      8.24        9.16     19      5.73        6.71     26      4.59        5.65
   8         11.68       12.56     13      7.71        8.64     20      5.51        6.51     27      4.47        5.54
   9         10.53       11.42     14      7.26        8.20     21      5.32        6.33     28      4.37        5.45
   10         9.61       10.51     15      6.87        7.82     22      5.15        6.17     29      4.27        5.36
   11         8.86        9.77     16      6.53        7.49     23      4.99        6.02     30      4.18        5.28
                                   17      6.23        7.20     24      4.84        5.88
                                   18      5.96        6.94     25      4.71        5.76

____________________________________________________________________

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

 .  Investment Experience Reflected in Benefits

 . Variable and Fixed Accumulation Before Annuity Date; Variable and Fixed Annuity Payments Thereafter

 .  Death Benefit Proceeds Payable Before Annuity Date

 .  Non-Participating